EXHIBIT 10.7(d)

SCHEDULE A TO EXHIBIT 10.7(a)

The following individuals entered into Executive Deferred Compensation Plans with The Ohio Valley Bank Company identified below which are identical to the Executive Deferred Compensation Plan, dated December 18, 2012, between Jeffrey E. Smith and The Ohio Valley Bank Company filed herewith.

Name	Date of Agreement

Thomas E. Wiseman	December 18, 2012

Katrinka V. Hart-Harris	December 18, 2012